Execution Version

Amendment to Subadvisory Agreement

for AST large-cap value Portfolio of

Advanced series trust

AST Investment Services, Inc.(formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC (formerly, Prudential Investments LLC) (collectively, the “Manager”) and Hotchkis and Wiley Capital Management LLC (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of April 20, 2004, as amended February 1, 2019, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Large-Cap Value Portfolio (formerly known as the AST Hotchkis & Wiley Large-Cap Value Portfolio) as follows;

1.	All references to “AST Hotchkis & Wiley Large-Cap Value Portfolio” are hereby changed to “AST Large-Cap Value Portfolio”; and
2.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Hotchkis and Wiley Capital Management LLC have duly executed this Amendment as of the effective date of this Amendment.

  AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

  PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

  Hotchkis and Wiley Capital Management LLC

By: /s/ Anna Marie Lopez

 Name: Anna Marie Lopez

Title: Chief Operating Officer

Effective Date as Revised: February 14, 2022

SCHEDULE A

Advanced Series Trust

AST Large-Cap Value Portfolio

As compensation for services provided by Hotchkis and Wiley Capital Management LLC (“H&W”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, “Manager”), as applicable, will pay H&W a subadvisory fee on the net assets managed by H&W that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Large-Cap Value Portfolio	0.300% of average daily net assets to $500 million; 0.275% of average daily net assets on the next $1.0 billion 0.250% of average daily net assets over $1.5 billion

* In the event H&W invests Portfolio assets in other pooled investment vehicles it manages or subadvises, H&W will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to H&W with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  February 14, 2022